EXHIBIT 21

SUBSIDIARIES OF SOUTHERN HERITAGE BANCSHARES, INC.

Name of Subsidiary	Jurisdiction of Incorporation

Southern Heritage Bank	Tennessee

Southern Heritage Bancshares Statutory Trust I	Tennessee